QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Oak Technology, Inc.:

        We consent to incorporation herein by reference in the registration statement to be filed on or about April 11, 2003 on Form S-8 of Oak Technology, Inc. of our report dated July 24, 2000, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Oak Technology, Inc. for the year ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Oak Technology, Inc.

/s/ KPMG LLP

Mountain View, California
April 10, 2003

QuickLinks

  Exhibit 23.3